Exhibit 1

Westpac

Pillar 3 Report

June 2010

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 Report

3              Introduction

4              Group Structure

5              Capital Overview

8              Credit Risk Exposures

12            Disclosure Regarding Forward-looking Statements

In this report:

• References to ‘Westpac’, ‘The Westpac Group’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise.

Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 30 June 2010 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2010

This report presents information on the prudential assessment of Westpac’s capital adequacy as at 30 June 2010. The sections are arranged as follows:

•            ‘Group Structure’ describes the principles of consolidation used to determine Westpac’s capital adequacy;

•            ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for The Westpac Group; and

•            ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions.

St.George Bank (1)

Following from their merger, Westpac Banking Corporation and St.George Bank became a single ADI on 1 March 2010. As a result, this report no longer discloses St.George Bank separately.

APRA has approved the use of the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk for portfolios formerly originated by St.George Bank from 30 June 2010 onwards(1).

Receiving Advanced accreditation for the St.George portfolio has the following major impacts:

•            St.George assets, previously reported as Standardised are now recorded under the various asset classes. Using Advanced methodologies for the St.George portfolio has led to a $10bn reduction in credit risk weighted assets (4.1% decline);

•            Interest rate risk in the banking book (IRRBB) is required to be calculated and this has led to a $3bn increase in IRRBB risk weighted assets (RWA);

•            Operational risk is now calculated using the Advanced Measurement approach. This has led to a decrease in operational risk RWA of $3bn;

•            Regulatory expected loss is now required to be calculated on the St.George portfolio; and

•            General Reserve for Credit Losses is no longer calculated on the St.George advanced portfolio.

Key impacts of St.George Advanced accreditation	Comments
Exposure at default up $22.2bn	• St.George undrawn commitments are fully recognised under the Advanced measurement methodology. This change led to a 3.6% rise in EAD.

Regulatory expected loss

•      Regulatory expected loss increased $2.1bn from St.George achieving Advanced accreditation while the non-defaulted regulatory expected loss increased $1bn.

•      Regulatory expected loss was not required to be calculated under the Standardised approach.

Standardised EAD down $128.5bn	• Reduced Standardised risk weighted assets by $75.2bn.

Mortgage EAD up $97.1bn	• Added $16.9bn to mortgage risk weighted assets.

Corporate EAD up $11.4bn	• Added $10.9bn to corporate RWA.

Business EAD up $15.8bn	• Added $12.9bn to business RWA.

Specialised lending EAD up $17.4bn

•      Added $18.7bn to specialised lending RWA.

•      Impaired loans for specialised lending increased $1bn. This represents a reclassification of impaired loans that were previously reflected in the standardised asset category.

•      The impaired coverage ratio has declined due to lower provisions on the St.George facilities as a result of the higher security attached.

(1)	Throughout this report, comparatives at 30 June 2009 and 31 March 2010 have not been restated and show St.George Bank portfolios using the Standardised approach.

Group Structure

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy(1) by assessing financial strength at three levels:

•            Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•            Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

•            Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•            insurance (including friendly societies and health funds);

•            acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•            non-financial (commercial) operations; or

•            special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity(2), is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

(1)         APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

(2)         Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

Capital Overview

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac details these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•            consideration of both economic and regulatory capital requirements;

•            a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory metrics and the use of a Quantitative Scenario Analysis (stress testing) framework that considers the impact of adverse economic scenarios;

•            consideration of the perspectives of external stakeholders including rating agencies and equity investors; and

•            the development of a capital management strategy, including target capital ratios, capital buffers and contingency plans, which guides the development of specific capital plans.

Westpac’s capital adequacy ratios

	30 June	31 March	30 June
%	2010	2010	2009
The Westpac Group at Level 2
Tier 1	8.9	8.6	8.2
Total	10.8	10.8	11.0
The Westpac Group at Level 1
Tier 1	9.1	8.9	10.1
Total	11.4	11.4	12.7

Westpac New Zealand Limited’s capital adequacy ratios

	30 June	31 March	30 June
%	2010	2010	2009
Westpac New Zealand Limited
Tier 1	9.5	9.5	9.4
Total	12.6	12.4	12.4

Capital Overview continued

Capital requirements(1)(2)(3)

This table shows risk weighted assets and associated capital requirements(1) for each risk type included in the regulatory assessment of Westpac’s capital adequacy.

30 June 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	60,297	1,368	61,665	4,933
Business lending	43,380	776	44,156	3,533
Sovereign	737	515	1,252	100
Bank	4,050	114	4,164	333
Residential mortgages	56,746	900	57,646	4,612
Australian credit cards	6,430	—	6,430	514
Other retail	7,725	1,944	9,669	774
Small business	3,164	—	3,164	253
Specialised lending	47,810	269	48,079	3,846
Securitisation	5,213	—	5,213	417
Total	235,552	5,886	241,438	19,315
Equity risk			1,252	100
Market risk			5,386	431
Operational risk			19,309	1,545
Interest rate risk in the banking book			12,441	995
Other assets(3)			3,804	304
Total			283,630	22,690

31 March 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	46,930	8,313	55,243	4,419
Business lending	29,868	29,702	59,570	4,766
Sovereign	454	489	943	75
Bank	3,599	472	4,071	326
Residential mortgages	38,774	33,097	71,871	5,750
Australian credit cards	4,917	1,951	6,868	549
Other retail	4,252	5,665	9,917	793
Small business	3,105	—	3,105	248
Specialised lending	29,054	242	29,296	2,344
Securitisation	4,703	793	5,496	440
Total	165,656	80,724	246,380	19,710
Equity risk			996	80
Market risk			6,707	537
Operational risk			22,624	1,810
Interest rate risk in the banking book			10,573	846
Other assets(3)			2,817	225
Total			290,097	23,208

(1)   Capital requirements are expressed as 8% of total risk weighted assets.

(2)   Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

(3)   Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Capital Overview continued

30 June 2009	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(1)	Weighted Assets	Required
Credit risk
Corporate	51,977	11,836	63,813	5,105
Business lending	28,641	26,442	55,083	4,407
Sovereign	332	440	772	62
Bank	4,083	517	4,600	368
Residential mortgages	33,425	29,508	62,933	5,034
Australian credit cards	4,701	1,834	6,535	523
Other retail	4,545	5,866	10,411	833
Small business	3,455	—	3,455	276
Specialised lending	29,392	187	29,579	2,366
Securitisation	6,363	1,258	7,621	610
Total	166,914	77,888	244,802	19,584
Equity risk			1,192	96
Market risk			8,127	650
Operational risk			19,588	1,567
Interest rate risk in the banking book			6,238	499
Other assets(2)			3,978	318
Total			283,925	22,714

(1)   Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

(2)   Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Credit Risk Exposures

Credit risk summary

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.(1)

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	93,912	60,297	953	642	739	304	111
Business lending	60,669	43,380	844	528	810	356	159
Sovereign	15,377	737	2	2	—	—	—
Bank	23,244	4,050	9	5	6	4	—
Residential mortgages	347,154	56,746	676	539	420	109	81
Australian credit cards	17,799	6,430	343	261	122	79	233
Other retail	8,381	7,725	334	250	124	82	155
Small business	8,988	3,164	114	70	61	31	41
Specialised lending	46,013	47,810	2,403	899	1,832	516	226
Securitisation	19,352	5,213	NA	NA	15	7	—
Standardised	9,388	5,886	NA	NA	266	146	4
Total	650,277	241,438	5,678	3,196	4,395	1,634	1,010

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	80,385	46,930	848	497	717	355	5
Business lending	44,534	29,868	599	362	468	201	54
Sovereign	13,104	454	1	1	—	—	—
Bank	19,461	3,599	8	4	5	4	—
Residential mortgages	242,915	38,774	492	383	352	91	40
Australian credit cards	14,441	4,917	271	207	85	63	113
Other retail	4,635	4,252	194	140	63	50	65
Small business	8,654	3,105	112	71	57	25	30
Specialised lending	27,924	29,054	1,054	516	742	354	10
Securitisation	19,696	5,496	NA	NA	19	7	—
Standardised	135,002	79,931	NA	NA	1,787	702	102
Total	610,751	246,380	3,579	2,181	4,295	1,852	419

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2009	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	89,666	51,977	1,363	469	1,326	887	6
Business lending	45,130	28,641	485	313	368	176	44
Sovereign	7,477	332	1	1	—	—	—
Bank	22,658	4,083	10	5	6	5	—
Residential mortgages	215,652	33,425	422	306	343	96	35
Australian credit cards	14,254	4,701	255	193	67	62	163
Other retail	4,865	4,545	183	140	65	40	88
Small business	9,081	3,455	121	80	57	26	47
Specialised lending	29,225	29,392	910	488	657	293	33
Securitisation	22,523	7,621	NA	NA	35	13	—
Standardised	126,781	76,630	NA	NA	1,169	555	174
Total	587,312	244,802	3,750	1,995	4,093	2,153	590

(1)   Includes regulatory expected losses for defaulted and non-defaulted exposures.

Credit Risk Exposures continued

Exposure at Default by portfolio and major type(1)(2)(3)(4)

The following table segments credit risk exposure by portfolio and balance sheet category.

30 June 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(2)
Corporate	44,111	40,743	9,058	93,912	87,148
Business lending	48,488	12,181	—	60,669	52,601
Sovereign	12,550	2,378	449	15,377	14,240
Bank	7,693	2,920	12,631	23,244	21,353
Residential mortgages	300,501	46,653	—	347,154	295,035
Australian credit cards	9,890	7,909	—	17,799	16,120
Other retail	7,175	1,206	—	8,381	6,508
Small business	7,211	1,777	—	8,988	8,821
Specialised lending	39,263	6,750	—	46,013	36,969
Securitisation	10,814	8,538	—	19,352	19,524
Standardised	8,306	1,082	—	9,388	72,195
Total	496,002	132,137	22,138	650,277	630,514

31 March 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	6 months ended(3)
Corporate	36,458	36,373	7,554	80,385	84,177
Business lending	35,609	8,925	—	44,534	44,517
Sovereign	9,938	2,626	540	13,104	10,933
Bank	6,642	2,505	10,314	19,461	19,978
Residential mortgages	212,026	30,889	—	242,915	234,715
Australian credit cards	7,802	6,639	—	14,441	14,368
Other retail	3,632	1,003	—	4,635	4,707
Small business	6,979	1,675	—	8,654	8,749
Specialised lending	23,789	4,135	—	27,924	27,903
Securitisation	11,186	8,382	128	19,696	20,059
Standardised	130,824	3,821	357	135,002	132,171
Total	484,885	106,973	18,893	610,751	602,277

30 June 2009	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(4)
Corporate	42,261	39,081	8,324	89,666	93,369
Business lending	36,109	9,021	—	45,130	45,335
Sovereign	3,268	3,181	1,028	7,477	6,591
Bank	8,876	3,471	10,311	22,658	22,529
Residential mortgages	188,122	27,530	—	215,652	211,352
Australian credit cards	7,567	6,687	—	14,254	14,199
Other retail	3,813	1,052	—	4,865	4,900
Small business	7,477	1,604	—	9,081	9,108
Specialised lending	24,998	4,227	—	29,225	29,886
Securitisation	12,936	9,355	232	22,523	22,397
Standardised	122,226	3,969	586	126,781	125,168
Total	457,653	109,178	20,481	587,312	584,834

(1)   EAD associated with the on balance sheet outstandings of each portfolio.

(2)   Average is based on exposures as at 31 March 2010 and 30 June 2010.

(3)   Average is based on exposures as at 30 September 2009, 31 December 2009 and 31 March 2010.

(4)   Average is based on exposures as at 31 March 2009 and 30 June 2009.

Credit Risk Exposures continued

Loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All provisions for impairment assessed on an individual basis in accordance with A-IFRS are classified as specific provisions. Collective provisions raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

30 June 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,351	283	1,634	NA	1,634
for defaulted but not impaired loans	NA	180	180	NA	180
General Reserve for Credit Loss	NA	3,233	3,233	—	3,233
Total provisions for impairment charges	1,351	3,696	5,047	—	5,047

31 March 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,576	276	1,852	NA	1,852
for defaulted but not impaired loans	NA	163	163	NA	163
General Reserve for Credit Loss	NA	3,258	3,258	—	3,258
Total provisions for impairment charges	1,576	3,697	5,273	—	5,273

30 June 2009	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,920	233	2,153	NA	2,153
for defaulted but not impaired loans	NA	144	144	NA	144
General Reserve for Credit Loss	NA	2,872	2,872	—	2,872
Total provisions for impairment charges	1,920	3,249	5,169	—	5,169

Credit Risk Exposures continued

Impaired and past due loans by portfolio(1)

The following table discloses the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by portfolio.

			Specific
30 June 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	9 months ended
Corporate	70	739	304	41%	111
Business lending	563	810	356	44%	159
Sovereign	—	—	—	—	—
Bank	—	6	4	67%	—
Residential mortgages	1,108	420	109	26%	81
Australian credit cards	—	122	79	65%	233
Other retail	—	124	82	66%	155
Small business	64	61	31	51%	41
Specialised lending	1,074	1,832	516	28%	226
Securitisation	—	15	7	47%	—
Standardised	52	266	146	55%	4
Total	2,931	4,395	1,634	37%	1,010

			Specific
31 March 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	6 months ended
Corporate	12	717	355	50%	5
Business lending	328	468	201	43%	54
Sovereign	—	—	—	—	—
Bank	—	5	4	80%	—
Residential mortgages	677	352	91	26%	40
Australian credit cards	—	85	63	74%	113
Other retail	—	63	50	79%	65
Small business	66	57	25	44%	30
Specialised lending	346	742	354	48%	10
Securitisation	—	19	7	37%	—
Standardised	1,016	1,787	702	39%	102
Total	2,445	4,295	1,852	43%	419

			Specific
30 June 2009	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	9 months ended
Corporate	42	1,326	887	67%	6
Business lending	236	368	176	48%	44
Sovereign	—	—	—	—	—
Bank	—	6	5	83%	—
Residential mortgages	700	343	96	28%	35
Australian credit cards	—	67	62	93%	163
Other retail	—	65	40	62%	88
Small business	79	57	26	46%	47
Specialised lending	222	657	293	45%	33
Securitisation	—	35	13	37%	—
Standardised	729	1,169	555	47%	174
Total	2,008	4,093	2,153	53%	590

(1)   Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

Disclosure Regarding Forward-looking Statements

This report contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts, and appear in a number of places in this Pillar 3 Report. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the section entitled “Principal risks and uncertainties” in Westpac’s Interim Financial Report for the six months ended 31 March 2010 and in the section entitled “Risk and risk management” in Westpac’s 2009 annual report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.